Exhibit 3.1

AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

REVELSTONE CAPITAL ACQUISITION CORP.

June 15, 2023

Revelstone Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is “Revelstone Capital Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 5, 2021. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on May 24, 2021, as amended by the certificate of amendment to the certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 21, 2021. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 16, 2021 (the “Second Amended and Restated Certificate”).

2.       This Amendment to the Second Amended and Restated Certificate amends the Second Amended and Restated Certificate.

3.       This Amendment to the Second Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.       The text of Paragraph 9.1(a) and 9.1(b) of Article NINE is hereby amended and restated to read in full as follows:

“9.1 (a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b). Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 19, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination; (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months from the closing of the Offering (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open (or such a later date pursuant to the extension set forth under Section 9.1 (c) the “Deadline Date”) unless the Company extends the time to complete the Business Combination after the Deadline Date for up to 24 months from the closing of the IPO with six (6) one-month extensions by depositing $90,000 into the Trust Account for each one-month extension, but has not completed the Business Combination within such 24-month period, the 24th month anniversary of the Closing (as applicable, the “Last Date”) (for example, if during the 18th month, the Company does not deposit $90,000 into the Trust Account by the last day of the 18th month for a one-month extension, then the Last Date shall be the last day of the 18th month); or (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Second Amended and Restated Certificate, as amended (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders”.

IN WITNESS WHEREOF, Revelstone Capital Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set above.

REVELSTONE CAPITAL ACQUISITION CORP.

/s/ Morgan Callagy

By: Name: Morgan Callagy
Title: Co-Chief Executive Officer

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